CHEMBIO FILES PMA MODULE WITH FDA FOR DPP® HIV TEST

MEDFORD, N.Y (April 19, 2011) – Chembio Diagnostics, Inc. (OTC/QB: CEMI), which develops, manufactures, markets and licenses point-of-care diagnostic tests, reported it recently filed the first module of its Pre-Marketing Approval (PMA) application to the United States Food & Drug Administration for its DPP® HIV 1/2  Screening Assay.  Chembio’s DPP® HIV 1/2 Screening Assay is a “yes/no” qualitative rapid test for the detection of antibodies to HIV 1 & 2 in oral fluid, finger-stick whole blood, venous whole blood, serum or plasma samples.  The test is intended to be used as an aid in the diagnosis of HIV/AIDS in point-of-care settings such as public health and other clinics, hospital emergency rooms, and physicians’ offices. The DPP® HIV 1/2 Screening Assay delivers visual results within approximately 15 minutes, is simple to use, has a shelf life of 24 months, and does not require refrigeration. The product incorporates Chembio’s patented Dual Path Platform technology as well as a proprietary sample collection system that enables certain unique product features.

In March Chembio received approval from the FDA to submit this PMA application as a Modular PMA.  In a Modular PMA the PMA is viewed as a compilation of sections such as preclinical, clinical, and manufacturing that together become a complete application. The process begins with a PMA Shell which lays out the plan for submission of the modules. The PMA Shell is an outline of modules and identifies information necessary to support the filing and approval of a  product subject to the PMA requirements (such as an HIV test) through a combined IDE and PMA process. The  FDA reviews each module separately as it is received, allowing manufacturers to receive timely feedback during the review process. A traditional PMA takes 180 days for the FDA to complete its initial review.  A modular PMA takes the FDA 90 days to complete its review of each module.  Thus the modular approach will allow the FDA to make a decision in half the time once all information to support the basis of approval is on file.   The first PMA module that Chembio recently submitted is the manufacturing information for the product.  The non-clinical data and clinical data will constitute the second and third PMA modules, respectively. Chembio anticipates filing these remaining modules during the next six months, although there can be no assurance of this.  As previously reported, during the last year, this product was approved in Brazil, and evaluated in comparative studies in Mozambique and Nigeria with excellent results.  The product is now in the process of being deployed in Brazil’s national testing program.

Lawrence Siebert, Chembio’s CEO commented, “We are pleased that we have initiated the FDA’s Modular PMA process, including the approval of our filing plan last month and our recent submission of this first module.  We anticipate filing our remaining two modules in the third and fourth quarters of 2011, respectively. ”

About Chembio Diagnostics

Chembio Diagnostics, Inc. develops, manufactures, licenses and markets proprietary rapid diagnostic tests in the growing $7 billion point-of-care testing market. Chembio’s two FDA PMA-approved, CLIA-waived, rapid HIV tests are marketed in the U.S. by Inverness Medical Innovations, Inc. Chembio markets its HIV STAT-PAK® line of rapid HIV tests internationally to government and donor-funded programs directly and through distributors.  Chembio has developed a patented point-of-care test platform technology, the Dual Path Platform (DPP®) technology, which has significant advantages over lateral-flow technologies.  This technology is providing Chembio with a significant pipeline of business opportunities for the development and manufacture of new products based on DPP®. Headquartered in Medford, NY, with approximately 100 employees, Chembio is licensed by the U.S. Food and Drug Administration (FDA) as well as the U. S. Department of Agriculture (USDA), and is certified for the global market under the International Standards Organization (ISO) directive 13.485.

Forward-Looking Statements

Statements contained herein that are not historical facts may be forward-looking statements within the meaning of the Securities Act of 1933, as amended.  Forward-looking statements include statements regarding the intent, belief or current expectations of the Company and its management.  Such statements are estimates only, as the Company has not completed the preparation of its financial statements for those periods, nor has its auditor completed a review or audit of those results.  Actual revenue may differ materially from those anticipated in this press release.  Such statements reflect management's current views, are based on certain assumptions and involve risks and uncertainties.  Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to Chembio's ability to obtain additional financing, to obtain regulatory approvals in a timely manner and the demand for Chembio's products.  Chembio undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in Chembio's expectations with regard to these forward-looking statements or the occurrence of unanticipated events.  Factors that may impact Chembio's success are more fully disclosed in Chembio's most recent public filings with the U.S. Securities and Exchange Commission.

Contacts:
Company: Susan Norcott 631-924-1135 x125 or snorcott@chembio.com

Investor & Public Relations:  The Investor Relations Group, 212-825-3210
James Carbonara JCarbonara@investorrelationsgroup.com